Exhibit 10.56

                                                        Eastman Chemical Company
                                                                    P.O. Box 431
EASTMAN                                               Kingsport, Tennessee 37662

[TEXT DELETED DUE TO CONFIDENTIAL TREATMENT]

Mr. Cal Krupa
Ultra Pac, Inc.
21925 Industrial Blvd.
Rogers, Minnesota 55374-9474

Dear Cal:

As you are aware, we are interested in developing a partnership arrangement with Ultra Pac which would provide Ultra Pac with an adequate supply of PET at a good price and eliminate the necessity of searching for material supply and provide better pricing. This comes at a time when pressure is on from competition in the marketplace for OPS products, and we feel this arrangement would be beneficial for both Ultra Pac and Eastman. We very much appreciate the opportunity to offer the following proposal to you.

PROPOSED TERMS OF AGREEMENT

DURATION:    [TEXT DELETED DUE TO CONFIDENTIAL TREATMENT]

MATERIALS:   Eastapak PET Copolyester 9921 (APET)
             Eastapak PET Polyester 12822 (CPET)

      And other materials as mutually agreed upon by Ultra Pac and Eastman.

QUANTITY:  1996   [TEXT DELETED DUE TO CONFIDENTIAL TREATMENT] of 9921 and
                  12822 in 1996. The maximum quarterly commitment by Eastman can be no more than 1/4 of the [TEXT DELETED DUE TO
                  CONFIDENTIAL TREATMENT] yearly maximum, but Eastman will supply over the quarterly maximum if material availability permits.

                  [TEXT DELETED DUE TO CONFIDENTIAL TREATMENT] Ultra Pac will forecast material requirements by product each quarter so negotiations between Ultra Pac and Eastman can be concluded 60 days prior to the beginning of any calendar quarter.

                  Ultra Pac intends for Eastman to become it's [TEXT DELETED DUE TO CONFIDENTIAL TREATMENT] supplier of prime grade polyester raw materials. Consistent with this, Ultra Pac will give Eastman [TEXT DELETED DUE TO CONFIDENTIAL TREATMENT] beginning 11/1/95. If in the event that Eastman rejects an order due to inability to supply, Ultra Pac will be free to purchase prime polyester grades from competitive suppliers [TEXT DELETED DUE TO CONFIDENTIAL TREATMENT]

                                                               Malcolm Baldridge
                                                               National
                                                               Quality
                                                               Award

                                                               1993
                                                               Winner

                                                        Eastman Chemical Company


Mr. Cal Krupa
Page 2
[TEXT DELETED DUE TO CONFIDENTIAL TREATMENT]

                  [TEXT DELETED DUE TO CONFIDENTIAL TREATMENT] If in the event that Ultra Pac is unwilling to purchase the material, Eastman [TEXT DELETED DUE TO CONFIDENTIAL TREATMENT] clause, the terms, and duration of this agreement remain in effect.

1997 [TEXT DELETED DUE TO CONFIDENTIAL TREATMENT]
                  Ultra Pac desires for Eastman to [TEXT DELETED DUE TO CONFIDENTIAL TREATMENT] of prime grade polyester raw materials. Ultra Pac and Eastman will meet [TEXT DELETED DUE TO CONFIDENTIAL TREATMENT] to assess the success of working together under the details of the 1996 section of this contract and will discuss [TEXT DELETED DUE TO CONFIDENTIAL TREATMENT] nevertheless, the [TEXT DELETED DUE TO CONFIDENTIAL TREATMENT] relationship will continue over this period.

  Price: Effective [TEXT DELETED DUE TO CONFIDENTIAL TREATMENT] Eastman's price to Ultra Pac for bulk 190,000-pound RC purchases of Eastapak PET copolyester 9921 will be [TEXT DELETED DUE TO CONFIDENTIAL TREATMENT] and for the same quantities and packaging of Eastapak PET polyester 12822 will be [TEXT DELETED DUE TO CONFIDENTIAL TREATMENT]

             [TEXT DELETED DUE TO CONFIDENTIAL TREATMENT]

             [TEXT DELETED DUE TO CONFIDENTIAL TREATMENT]

             Standard net 30 days from date of invoice (shipment) with [TEXT DELETED DUE TO CONFIDENTIAL TREATMENT]

             Eastman's standard Terms and Conditions to apply. See attached.

  [TEXT DELETED DUE TO CONFIDENTIAL TREATMENT]

WIDE SPECIFICATION MATERIALS:

             Eastman will work with Ultra Pac to increase Ultra Pac's ability to use wide specification product in their process. Wide specification material [TEXT DELETED DUE TO CONFIDENTIAL TREATMENT] will be made available to Ultra Pac at pricing consistent with ongoing market competitive prices.


Mr. Cal Krupa
Page 3
[TEXT DELETED DUE TO CONFIDENTIAL TREATMENT]

CONFIDENTIALITY:

             The terms of this agreement apply solely to transactions between Ultra Pac and Eastman. [TEXT DELETED DUE TO CONFIDENTIAL TREATMENT]

Cal, please review this revised proposal. If you agree, please sign and date both originals of this contract offer and forward them back to my attention in Kingsport. I will make sure that they are countersigned on our end and will send an original back to you for your record. I can be reached at (p) 800-327-8626 and (f) 423-224-0044 if you have any questions or comments. I welcome your comments and suggestions.

Sincerely,

Paul R. Anderson
Business Market Manager, Food and Consumer Packaging
Specialty Packaging Plastics Business Organization
Eastman Chemical Company


ULTRA PAC, INC.                              EASTMAN CHEMICAL COMPANY

/s/ Cal Krupa                                /s/ (illegible)
Name                                         Name

Chief Executive Officer                      VP and General Manager
Title                                        Title

[TEXT DELETED DUE TO CONFIDENTIAL            [TEXT DELETED DUE TO CONFIDENTIAL
TREATMENT]                                   TREATMENT]
Date                                         Date

cc: Mr. Jerry Flora
    Eastman Chemical Company


- - --------------------------------------------------------------------------------

                               CONDITIONS OF SALE

1.   PRICES

     Prices for the materials sold under this agreement shall be Eastman's prices in effect on the date of shipment, unless otherwise agreed in writing. Buyer will also pay any applicable taxes. If payments are not made when due, or if Eastman has reason to believe that Buyer has unsatisfactory financial responsibility, Eastman may require cash in advance or other payment terms, suspend shipments, or cancel this agreement.

2.   LIMITED WARRANTY

     Eastman warrants that the materials will meet its written specifications and were produced in compliance with the requirements of the Fair Labor Standards Act of 1938, as amended, and all other federal and state laws and regulations applicable to the materials and Eastman's sale of them under this agreement. Eastman also warrants that it has good and free title to the materials and that the materials will not infringe any valid claim of any United States' patent covering the materials themselves, but Eastman does not warrant against infringement by reason of the use of the materials in combination with other products or in the operation of any process. Eastman may discontinue deliveries of any materials, the manufacture, sale or use of which in its opinion would involve patent infringement. EASTMAN MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THOSE OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

3.   INSPECTION; LIMITATION OF LIABILITY; BUYER'S REMEDY

     Buyer must promptly inspect the materials upon their delivery and must notify Eastman in writing of any claims within 45 days of their date of delivery. Eastman's maximum liability and Buyer's sole remedy in the event of delivery of materials that fail to comply with the terms of this agreement, or for any other breach by Eastman under this agreement, is a refund of the purchase price or, at Buyer's option and subject to availability, supply of replacement materials, freight charges to be borne by Eastman. IN NO EVENT SHALL EITHER EASTMAN OR BUYER BE LIABLE FOR ANY CONSEQUENTIAL OR OTHER INCIDENTAL DAMAGES UNDER THIS AGREEMENT, WHETHER OR NOT CAUSED BY SUCH PARTY'S NEGLIGENCE.

4.   TECHNICAL INFORMATION; HAZARDS AND PRECAUTIONARY PROCEDURES

     Any technical information or assistance Eastman or any of its affiliates provides is given and accepted at Buyer's risk and is not a warranty or a specification. Buyer agrees that it will familiarize itself with all hazards and precautionary procedures with respect to the handling, transportation or use of the materials or products made in whole or in part from the materials, and the containers in which such materials or products are shipped, and will manage the materials, products and containers accordingly. Buyer will forward any product safety information provided by Eastman or its affiliates to Buyer's employees, to all others who handle the materials, and to its customers. Buyer agrees, notwithstanding anything herein to the contrary, to indemnify Eastman and its affiliates for any claims made against Eastman or its affiliates and for associated damages and expenses (including reasonable attorneys' fees and expenses), to the extent caused by Buyer's failure to familiarize itself with such hazards and precautionary procedures, to manage accordingly, or to forward such information.

5.   QUANTITY

     On bulk marine vessel shipments, claims may not be made for shortages of less than 1.0% of the net weight. On bulk tank trucks, bulk tank cars, or packaged shipments, claims may not be made for shortages of less than 0.5% of net weight.

     Delivery of within 10% of the quantity requested shall be accepted by Buyer as complying with the order, although Buyer must pay for only the quantity actually delivered.

6.   FORCE MAJEURE; GOVERNMENTAL ACTIONS

     Neither Buyer nor Eastman shall be liable for failure of such party to perform where such failure is caused by war, fire, accident, strike, labor trouble or shortages, equipment breakdown, governmental laws, regulations, orders or decrees (including those relating to environmental matters), unavailability of materials, containers or transportation, or acts of God or other causes beyond such party's control, and upon the occurrence of any such event pertaining to Eastman, Eastman may allocate any available material among its customers, its internal needs and its affiliates without such allocation constituting a default hereunder. If a governmental action substantially affects Eastman's right to establish prices or transportation terms, Eastman may terminate this agreement on 30 days' notice.

7.   TITLE; CONTAINERS AND RAILCARS

     Unless it is otherwise indicated elsewhere in this agreement, delivery and sales terms are F.O.B. shipping point, freight prepaid to destination. Buyer is responsible for protecting and returning in good condition any returnable drums or other containers, or railcars provided by Eastman, which will at all times remain Eastman's property. Buyer is responsible for ensuring that such drums, containers or railcars are "empty" before return. Railcars for bulk shipments will be furnished to Buyer without charge for a period prescribed by Eastman. Such railcars may be retained thereafter only with Eastman's prior consent and subject to Eastman's current daily charges.

8.   MISCELLANEOUS

     This agreement consists only of the terms on both sides of this document and any attachments hereto. Any modifications must be in writing and signed by both parties. A waiver by Eastman with respect to any breach by Buyer shall not constitute a waiver of any other breach. This agreement shall be deemed to have been entered into in Kingsport, Tennessee and the laws of the State of Tennessee shall apply.


P:SC9-1                                                                      ECC
11/10/94 (IPC 11/94)